                                  EXHIBIT 2.1
                                  -----------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------




                         AGREEMENT AND PLAN OF MERGER

                                     Among

                   FINANCING FOR SCIENCE INTERNATIONAL, INC.

                           FINOVA CAPITAL CORPORATION

                                      And

                          FINOVA BUSINESS CREDIT CORP.


                            Dated as of May 19, 1996



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
                                   ARTICLE I
                                 THE MERGER................................. -1-
     Section  1.1.  The Merger.............................................. -1-
     Section  1.2.  Stockholder Meeting, Closing, Effective
                    Time of the Merger...................................... -1-
     Section  1.3.  Determination of Merger Price........................... -2-
     Section  1.4.  Conversion and Cancellation of Securities............... -2-
     Section  1.5.  Dissenting Shares....................................... -2-
     Section  1.6.  Surrender of Certificates; Payment...................... -2-
     Section  1.7.  Options and Warrants.................................... -4-
     Section  1.8.  Company Action.......................................... -4-
     Section  1.9.  Arrangements with Certain Stockholders of the Company... -4-

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY............... -5-
     Section  2.1.  Organization, Powers and Qualifications................. -5-
     Section  2.2.  Subsidiaries............................................ -5-
     Section  2.3.  Capital Stock........................................... -5-
     Section  2.4.  Certificate of Incorporation, By-Laws, Minute Books and
                    Records................................................. -6-
     Section  2.5.  Authority; Binding Effect............................... -6-
     Section  2.6.  Conflict with Other Agreements; Approvals............... -6-
     Section  2.7.  Proxy Statement and Other Information................... -6-
     Section  2.8.  Consents and Approvals.................................. -7-
     Section  2.9.  SEC Reports............................................. -7-
     Section  2.10.  Financial Statements................................... -7-
     Section  2.11.  Financing Business Representations..................... -7-
     Section  2.12.  Absence of Certain Changes............................. -9-
     Section  2.13.  Indebtedness; Absence of Undisclosed Liabilities...... -10-
     Section  2.14.  Assets................................................ -10-
     Section  2.15.  Contracts............................................. -10-
     Section  2.16.  Insurance............................................. -11-
     Section  2.17.  Authorizations, Compliance With Law................... -11-
     Section  2.18.  Taxes................................................. -11-
     Section  2.19.  Absence of Litigation................................. -12-
     Section  2.20.  Employee Benefit Plans: Employment Agreements......... -12-
     Section  2.21.  Labor Matters......................................... -13-
     Section  2.22.  Environmental Matters................................. -13-
     Section  2.23.  Intellectual Property................................. -15-
     Section  2.24.  Accuracy of Materials................................. -15-
     Section  2.25.  Brokers and Finders................................... -15-

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT............... -15-
     Section  3.1.  Organization and Powers................................ -15-
     Section  3.2.  Authority; Binding Effect.............................. -16-
     Section  3.3.  Conflict with Other Agreements; Approvals.............. -16-
     Section  3.4.  Consents and Approvals................................. -16-
     Section  3.5.  Proxy Statement and Other Information.................. -16-
     Section  3.6.  Brokers................................................ -16-
     Section  3.7.  Financing.............................................. -16-

                             ARTICLE IV
                              OTHER AGREEMENTS............................. -16-
     Section  4.1.  Conduct of the Company's Business...................... -16-
     Section  4.2.  Per Share Valuation.................................... -18-
     Section  4.3.  Access to Information.................................. -20-
     Section  4.4.  Stockholder Vote; Proxy Statement...................... -20-
     Section  4.5.  Reasonable Best Efforts................................ -20-
     Section  4.6.  Expenses of the Company................................ -20-
     Section  4.7.  Public Announcements................................... -21-
     Section  4.8.  Notification........................................... -21-
     Section  4.9.  Regulatory and Other Authorizations.................... -21-
     Section  4.10.  Further Assurances.................................... -21-
     Section  4.11.  Indemnification of Directors and Officers............. -21-
     Section  4.12.  No Solicitation....................................... -21-
     Section  4.13.  Purchase Price Adjustment of Certain Warrants......... -22-

                                   ARTICLE V
                           CONDITIONS TO CLOSING........................... -22-
     Section  5.1.  Conditions to the Obligations of the Company and
                    Parent and Merger Sub.................................. -22-
     Section  5.2.  Conditions to the Obligations of the Company........... -23-
     Section  5.3.  Conditions to the Obligations of Parent and Merger Sub  -23-

                                   ARTICLE VI
                     TERMINATION, AMENDMENT AND WAIVER..................... -24-
     Section  6.1.  Termination............................................ -24-
     Section  6.2.  Effect of Termination.................................. -25-
     Section  6.3.  Amendment.............................................. -26-
     Section  6.4.  Waiver................................................. -26-

                                  ARTICLE VII
                               MISCELLANEOUS............................... -26-
     Section  7.1.  Survival of Representations and Warranties............. -26-
     Section  7.2.  Entire Agreement....................................... -26-
     Section  7.3.  Notices................................................ -27-
     Section  7.4.  Governing Law.......................................... -28-
     Section  7.5.  Descriptive Headings................................... -28-
     Section  7.6.  Parties in Interest.................................... -28-
     Section  7.7.  Counterparts........................................... -28-
     Section  7.8.  Expenses............................................... -28-
     Section  7.9.  Personal Liability..................................... -28-
     Section  7.10.  Binding Effect; Assignment............................ -28-
     Section  7.11.  Arbitration........................................... -28-

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of May 19,
                                              ---------
1996, is made by and among Financing for Science International, Inc., a Delaware corporation (the "Company"), FINOVA Capital Corporation, a Delaware corporation
                  -------
("Parent"), and FINOVA Business Credit Corp., a Delaware corporation and wholly-
  ------
owned subsidiary of Parent ("Merger Sub").
                             ----------


                              W I T N E S S E T H
                              -------------------

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company and the stockholders of Merger Sub have each approved the acquisition of the Company by Parent pursuant to a merger of Merger Sub with and into the Company upon the terms and subject to the conditions hereinafter set forth pursuant to which each outstanding share of Common Stock, par value $.01 per share ("Company Common Stock"), of the Company will be converted into the right
        --------------------
to receive cash, without interest, in the amount of the Merger Price (hereinafter defined);

     WHEREAS, the Boards of Directors of the Company and Merger Sub have approved and adopted this Agreement, and Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I
                                  THE MERGER

     SECTION 1.1. THE MERGER. Subject to the terms and conditions hereof and in accordance with the General Corporate Law of the State of Delaware, as amended (the "DGCL"), at the Effective Time (hereinafter defined): (a) Merger
              ----
Sub shall be merged with and into the Company (the "Merger") and the separate
                                                    ------
existence of Merger Sub shall cease; (b) the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), (i) shall be a wholly-
                                ---------------------
owned subsidiary of Parent, (ii) shall continue its corporate existence under the laws of the state of Delaware, (iii) shall retain its present name and (iv) shall succeed to all rights, assets, liabilities and obligations of Merger Sub and the Company in accordance with the DGCL; (c) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue as the Certificate of Incorporation of the Surviving Corporation, provided however that Section 4 of the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended in its entirety to read as follows: "The aggregate number of shares which the Corporation shall have authority to issue is one million of the par value of $.01 per share"; (d) the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall continue as the By-laws of the Surviving Corporation; (e) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (f) the officers of Merger Sub immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law.

     SECTION 1.2. STOCKHOLDER MEETING, CLOSING, EFFECTIVE TIME OF THE MERGER. The Company shall submit this Agreement and the Merger to its stockholders for approval and adoption at a meeting to be held as soon as practicable following the date of this Agreement in accordance with Section 4.4 hereof. Subject to the Merger receiving all requisite stockholder approvals and subject to the other provisions of this Agreement, the parties shall hold a closing (the "Closing") on the next business day (or such later date as the parties hereto
- --------
may agree) following the later of (a) the Meeting, or (b) the business day on which the last of the conditions set forth in Article IV hereof is fulfilled or waived (such later date, the "Closing Date"), at 10:00 A.M. at the offices of
                              ------------
Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, or at such other time or place as the parties agree upon. On the Closing Date, the parties hereto shall cause the merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State
                ---------------------
of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, the "Effective Time.")
     ---------------

     SECTION  1.3.  DETERMINATION OF MERGER PRICE.  The "Merger Price" shall
                                                         ------------
mean $6.40 in cash without interest.

     SECTION  1.4.  CONVERSION AND CANCELLATION OF SECURITIES.

          (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock described in Section 1.4(b) hereof and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Price.

          (b) At the Effective Time, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

          (c) At the Effective Time, each share of Merger Sub common stock, par value $1.00 per share ("Merger Sub Common Stock"), validly issued and
                        -----------------------
outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be converted into ten thousand validly issued, fully paid and nonassessable common shares, par value $1.00 per share, of the Surviving Corporation ("Surviving Corporation Common
                                                ----------------------------
Stock").
- -----

     SECTION  1.5.  DISSENTING SHARES.

          (a)  For purposes of this Agreement, "Dissenting Shares" means shares
                                                -----------------
of Company Common Stock held as of the Effective Time by a stockholder of record of the Company (a "Company Stockholder") who has not voted such shares of
                   -------------------
Company Common Stock in favor of the Merger and with respect to which appraisal rights shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the payment which the holders of Company Common Stock are entitled to receive pursuant to Section 1.4, unless such Company Stockholder shall have forfeited his or her right to appraisal under the DGCL or withdrawn, with the consent of the Company, his or her demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his or her right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Price payable in respect of such shares pursuant to Section 1.4.

          (b) The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior consent of the Parent, make any payment with respect to any demands for appraisal of shares of Company Common Stock or offer to settle or settle any such demands.


     SECTION  1.6.  SURRENDER OF CERTIFICATES; PAYMENT.

          (a) Prior to the Closing Date, Parent shall select Harris Trust and Savings Bank, N.A. or State Street Bank and Trust Company or another bank or trust company reasonably acceptable to the Company to act as paying agent (the

"Paying Agent") and, at the Effective Time, Parent shall cause the Surviving
- -------------

Corporation to deposit with the Paying Agent such funds as are required for the conversion of shares of Company Common Stock pursuant to Section 1.4 hereof (the "Payment Fund"). Schedule 1.6 hereto sets forth the Payment Fund calculations,
 ------------
subject to adjustment solely for exercises during the interim of outstanding warrants or options as of the date hereof.

          (b) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal specifying that delivery shall be
 ------------
effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, which shall be in a form and contain any other provisions as Parent and the Surviving Corporation may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price for each share represented by such Certificates. Upon the proper surrender of Certificates to the Paying Agent, together with a properly completed and duly executed letter of transmittal, the Paying Agent shall distribute to the holder of the Certificates a check for the cash being paid in respect of the Merger Price for the aggregate number of shares of Company Common Stock represented by such Certificates, and the Certificates so surrendered shall be cancelled. If for any reason (including without limitation, losses) the Payment Fund is inadequate to pay the amounts to which the holders of shares of Company Common Stock shall be entitled, Parent shall be liable for the payment thereof. In no event shall the holder of any surrendered Certificates be entitled to receive interest on the Merger Price.
If a check is to be sent to a person other than the person in whose name the Certificates so surrendered are registered, it shall be a condition of the payment that the Certificates so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the persons requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the Certificates so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

          (c) The cash paid and distributed upon the surrender of Certificates in accordance with the terms of Section 1.4(b) hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (d) Except as otherwise expressly provided herein, Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates for the Merger Price for the shares represented thereby. Any cash delivered or made payable to the Paying Agent pursuant to Section 1.6(a) hereof, and not exchanged pursuant to Section 1.6(b) hereof for Certificates within six months after the Effective Time, shall be returned by the Paying Agent to Parent which shall thereafter act as paying agent subject to the rights of holders of Certificates hereunder.

          (e) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

          (f) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any holder of shares of Company Common Stock for any checks delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificates the Merger Price for the shares represented thereby, deliverable in respect thereof, as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificates, the person to whom the Merger Price is delivered, as a condition precedent to such delivery, shall give Parent or the Surviving Corporation, as relevant (the "Payor"), a bond satisfactory to the
                                             -----
Payor against any claim that may be made against the Payor with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION  1.7.  OPTIONS AND WARRANTS.

          (a) Immediately prior to the Effective Time, each option granted under an Employee Plan (hereinafter defined) by the Company to purchase shares of the Company Common Stock, which is then outstanding, whether or not vested or exercisable, shall be vested and exercisable in accordance with their terms, shall be cancelled and the holder thereof shall be entitled to receive from the Company immediately prior to the Effective Time an amount in cash equal to the excess, if any, of (a) the Merger Price multiplied by the number of shares of Company Common Stock subject to such option, over (b) the exercise price of such option multiplied by the number of shares of Company Common Stock subject thereto. The funds required to make such payments shall be made available to the Company by Parent immediately prior to the Effective Time.

          (b) Immediately prior to the Effective Time, each warrant granted by the Company to purchase shares of Company Common Stock, which is then outstanding, shall remain outstanding in accordance with its terms, and after the Effective Time the holder thereof shall be entitled to receive from the Company upon payment of the exercise price provided for therein an amount equal to the Merger Price multiplied by the number of shares of Company Common Stock with respect to which such warrant is then being exercised.

          (c) Appropriate arrangements shall be made for reduction of the amount to be paid to each holder of cancelled options or warrants for any applicable withholding taxes or other amounts required by law to be paid or withheld, either through reducing the amount paid to, or by obtaining a cash payment from, such holder. Prior to the Effective Time, the Board of Directors of the Company shall take such action as may be required under the governing option plans and agreements and warrants to effectuate the foregoing.

     SECTION  1.8.  COMPANY ACTION.

          (a) The Company represents and warrants that the Company's Board of Directors has determined that the Merger is fair to and in the best interests of the Company's stockholders and has approved and adopted this Agreement and the Merger and resolved to recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. The Company represents and warrants that Kropschot Financial Services, the Company's financial advisor (the "Company
                                                                    -------
Investment Banker"), has advised the Board of Directors of the Company that the
- -----------------
Merger Price to be paid to the Company's stockholders in the Merger is fair to the Company and its stockholders from a financial point of view.

          (b) The Company represents and warrants that its Board of Directors, by resolutions duly adopted, has approved the acquisition of Company Common Stock by Parent or Merger Sub pursuant to this Agreement and the transactions contemplated hereby, the Principal Stockholder Agreements (hereinafter defined) and the transactions contemplated thereby, and the business combination of Merger Sub and the Company pursuant to this Agreement and the Merger, all as contemplated by Section 203 of the DGCL, and that, accordingly, this Agreement, the Principal Stockholder Agreement, and the transactions contemplated hereby and thereby and Parent's and Merger Sub's rights hereunder and thereunder or any other "business combination" (as defined therein) between Parent or any of its affiliates and the Company are not subject to any limitations or obligations imposed by Section 203 of the DGCL.

     SECTION 1.9. ARRANGEMENTS WITH CERTAIN STOCKHOLDERS OF THE COMPANY. Contemporaneously with the execution and delivery hereof, certain stockholders of the Company are executing and delivering stockholders letter agreements (the "Principal Stockholder Agreements") which restrict such stockholders from
 --------------------------------
alienating prior to the Effective Date any shares of Company Common Stock now owned by them and obligating such stockholders to vote or cause to be voted at the Meeting (hereinafter defined) all shares of Company Common Stock held of record or beneficially by them (the "Principal Stockholder Shares") in favor of
                                     ----------------------------
this Agreement,  subject to any termination of this Agreement (i) by Parent or
(ii) by the Company.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to, and agrees with, Parent and Merger Sub as follows, except as set forth on a DISCLOSURE SCHEDULE delivered by the Company concurrently with the execution and delivery of this Agreement (the "Company Schedule"), each of which exceptions shall specifically identify the
 ----------------
relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

     SECTION 2.1. ORGANIZATION, POWERS AND QUALIFICATIONS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. The Company is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed on the COMPANY SCHEDULE, except where the failure to be so qualified would not have a Company Material Adverse Effect. As used in this Agreement, "Company Material
                                                             ----------------
Adverse Effect" shall mean any fact, condition, event, development or occurrence
- --------------
which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, is reasonably likely to have a material adverse effect on the financial condition, operating results, business or prospects of the Company and the Subsidiaries (hereinafter defined), taken as a whole.

     SECTION 2.2. SUBSIDIARIES. With respect to each of the following direct or indirect subsidiaries of the Company ("Subsidiaries"), which constitute all
                                       ------------
subsidiaries of the Company:

               FSI Funding Corp. I
               FSI Funding Corp. II
               Financing for Science Limited
               Denton Imaging, Inc.
               Highland Park Medical Imaging, Inc.
               Melville Holding Co., Inc.

the COMPANY SCHEDULE lists the jurisdiction of its organization and the amount of its securities outstanding and the owners thereof. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction, as set forth on the COMPANY SCHEDULE, in which such qualification is required, except where the failure to be so qualified would not have a Company Material Adverse Effect. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are fully paid and nonassessable, and, except as set forth on the COMPANY SCHEDULE, are lawfully owned of record and beneficially by the Company or another Subsidiary free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever. There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary. Except for the Subsidiaries or as set forth on the COMPANY SCHEDULE, neither the Company nor any Subsidiary owns any shares of any corporation nor has any interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity.

     SECTION 2.3. CAPITAL STOCK. The Company has authorized capital stock consisting of 20,000,000 shares of Common Stock, par value $.01 per share, of which 5,394,600 shares are issued and outstanding and 37,900 shares are held as treasury shares, and (b) 2,000,000 shares of Preferred Stock, par value $.01 per share, none of which is issued or outstanding. All of the issued and outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state laws, including without limitation, securities laws; and all of such treasury shares were acquired by the Company in compliance with all applicable laws, including without limitation all applicable Federal and state securities laws. No shares of capital stock issued by the Company are or were at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company at any time, or upon the happening of any stated event, any shares of the capital stock of the Company whether or not presently issued or outstanding, except as set forth on the COMPANY SCHEDULE. The COMPANY SCHEDULE accurately sets forth the information described therein with respect to all such options and warrants, including the date of grant thereof, the number of shares subject thereto, the current exercise price thereof, the term therefor and, except in the case of publicly traded warrants, the record holders thereof. There are no voting trusts or other agreements or understandings to which the Company is a party, nor, to the knowledge of the Company to which any stockholder of the Company is a party, with respect to the voting of capital stock of the Company.

     SECTION 2.4. CERTIFICATE OF INCORPORATION, BY-LAWS, MINUTE BOOKS AND RECORDS. The copies of the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company and the Subsidiaries which have been delivered to Parent are true, correct and complete copies thereof. The minute books of the Company and the Subsidiaries which have been made available for inspection contain minutes, which are accurate and complete in all material respects, of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company and the Subsidiaries since the respective dates of incorporation. The books and records of the Company and each Subsidiary accurately reflect, in all material respects, the transactions to which the Company or the Subsidiary is a party or by which their properties are subject or bound, and the assets and liabilities of the Company or the Subsidiary.

     SECTION 2.5. AUTHORITY; BINDING EFFECT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement and (b) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken, except that the transactions must be approved by the stockholders of the Company pursuant to Section 251 of the DGCL. This Agreement constitutes the Company's valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity and commercial reasonableness.

     SECTION 2.6. CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with the Company's charter or bylaws or (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any Contract (hereinafter defined) to which the Company or any Subsidiary is a party or by which it is bound, except where such breach, default, lien, third party right, cancellation, modification or acceleration would not have a Company Material Adverse Effect, or (c) constitute a violation of any law, rule or regulation to which the Company or any Subsidiary is subject.

     SECTION 2.7. PROXY STATEMENT AND OTHER INFORMATION. None of the information contained in the Proxy Statement (hereinafter defined) (other than information related to Parent or Merger Sub which is furnished in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement) will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.8 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) for filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and applicable state
                                       ------------
securities laws, (b) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (c)
                                                                 -------
the filing and recording of the Certificate of Merger in accordance with the DGCL, and (d) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a Company Material Adverse Effect.

     SECTION 2.9. SEC REPORTS. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC")
                                                                        ---
since the initial public offering of Company Common Stock on May 27, 1994 (collectively, the "Company SEC Reports"), including without limitation the
                    -------------------
Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Company 1995 Form 10-K"). The Company's SEC Reports have complied in all
 ----------------------
material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities
                                                                 ----------
Act"), and the Exchange Act.  As of their respective dates, none of the
- ---
Company's SEC Reports, including without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore delivered to Parent, in the form filed with the SEC, all of the Company SEC Reports.

     SECTION  2.10.  FINANCIAL STATEMENTS.  The Company has delivered to
Parent true and complete copies of (a) consolidated and consolidating balance sheets of the Company and Subsidiaries at December 31, 1995 and 1994 and the related consolidated and consolidating statements of earnings, changes in stockholders' equity and statements of cash flow for the years then ended, together with the notes thereto, audited by the Company Auditors (the "Audited
                                                                       -------
Financial Statements"); and (b) unaudited consolidated and consolidating balance
- --------------------
sheets of the Company and Subsidiaries at March 31, 1996 and 1995 and related consolidated and consolidating statements of income, changes in stockholders' equity and statements of cash flow for the periods ended March 31, 1996 and 1995 (the "Interim Financial Statements"), all of which have been prepared in
      ----------------------------
accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"), except as otherwise disclosed in the
                                  ----
notes thereto. Such balance sheets, including the related notes, fairly present in all material respects the consolidated and consolidating financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and Subsidiaries at the dates indicated and such consolidated and consolidating statements of income, changes in stockholders' equity and statements of cash flow fairly present in all material respects the consolidated and consolidating results of operations, changes in stockholders' equity and cash flow of the Company and Subsidiaries for the periods indicated. The unaudited consolidated and consolidating financial statements as at and for the periods ending March 31, 1996 and 1995 contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly in all material respects the financial position at March 31, 1996 and 1995 and the results of operations and changes in stockholders' equity and financial position for the periods then ended. (The audited consolidated balance sheet of the Company and Subsidiaries at December 31, 1995 described above is referred to herein as the "Company 1995 Balance Sheet" and December 31, 1995 is referred to herein as the
 --------------------------
"Balance Sheet Date").  The unaudited consolidated balance sheet of the Company
 ------------------
and its Subsidiaries at March 31, 1996, described above, is referred to herein as the "Company 1996 Interim Balance Sheet" and March 31, 1996 is referred to
        ----------------------------------
herein as the "Interim Balance Sheet Date".
               --------------------------

     SECTION 2.11. FINANCING BUSINESS REPRESENTATIONS.

          (a) The COMPANY SCHEDULE sets forth for each financing transaction conducted by the Company or any Subsidiary with respect to any type of property under which the Company is the lessor, the seller, the lender or an assignee thereof and which would be reflected in a consolidated balance sheet of the Company and any Subsidiary in the lines captioned "net investment in direct finance leases" or "net investment in operating leases" (the "Financing
                                                              ---------
Transactions") the following information as of the Interim Balance Sheet Date:
- ------------
(i) the contract number assigned by the Company; (ii) the name of the party obligated to make rent, purchase price or debt service payments; (iii) the billing address of such obligor; the primary location of the equipment; (iv) the initial cost of equipment leased, sold or acting as collateral; (v) the general type of equipment leased, sold or acting as collateral; (vi) the remaining amount of all receivables of the Company related to such transaction; (vii) the amount and timing of rental, purchase price or debt service payments to the Company with respect thereto; (viii) the date the related lease, installment sale or loan agreement commenced and terminates; (ix) the principal amount and remaining term of any nonrecourse debt of the Company with respect thereto; (x) the type of purchase option granted with respect to the equipment; (xi) the residual value reflected on the Company's books of any equipment to which the Company is entitled upon expiration of the related lease or installment sales agreement as reflected on the Company 1995 Balance Sheet; and (xii) whether such transaction is classified as a "true lease" for tax purposes.

          (b) Accurate and complete copies of each of the agreements, contracts, leases and other instruments entered into with respect to Financing Transactions (the "Financing Documents") are in the files of the Company and
                   -------------------
have been made available to Parent. The original execution copy of the Financing Documents are in the possession of the Company, a trustee under a securitization transaction or a secured lender to the Company. The Company has caused to be filed UCC-1 financing statements with respect to each item of property involved in any Financing Transaction and has made such other filings or notifications, or taken possession or has obtained certificates of title, as are necessary to give the Company a perfected security interest in and lien upon such property.

          (c) Each of the Financing Documents is valid and enforceable in accordance with its terms except as may be limited by bankruptcy laws or other similar laws affecting rights of creditors generally; the Company is, and to the Company's knowledge all other parties thereto are, in compliance in all material respects with the provisions thereof; the Company is not, and to the Company's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein (except overdue accounts at the date of the Company 1995 Balance Sheet which are accurately reflected on the aging schedule included on the COMPANY SCHEDULE); and, to the Company's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

          (d) There has been no adverse determination in any administrative proceeding or in any court of law, nor any adverse settlement, ongoing administrative proceeding or other action, in each of the foregoing cases involving or by the Internal Revenue Service, which resulted in, or seeks to result in, a determination with respect to any equipment subject to a lease in which the Company is designated as the lessor that such lease is or was not a true lease for tax purposes or that the Company was not the full owner thereof for tax purposes or which had that result with respect to any other lease which may have been entered into by the Company at any time and which lease is substantially similar to any existing lease to which any leased equipment included in the assets of the Company is subject. The Company has no knowledge of any action or proceeding, either concluded, pending, or threatened, by the Internal Revenue Service against the lessee of any equipment subject to a lease in which the Company or a Subsidiary is designated as the lessor based on the assertion that the lease was not a true lease for tax purposes.

          (e) With respect to each Financing Transaction as to which the Company has taken the position that it is a true lease for tax purposes, involving any equipment subject to a lease in which the Company or a Subsidiary is designated lessor; (i) no lessee is permitted or required under the applicable Financing Documents to acquire title to such leased equipment upon payment of a stated amount of rentals or other payments which it is required to make; (ii) no such leased equipment is subject to an option of the lessee to purchase the leased equipment at a price which is lower than 10% of its original cost to the Company; (iii) the reasonably estimated economic useful life of each item of leased equipment, determined as of the time the Company entered into the leasing transaction with respect thereto and as of the Closing Date, is at least significantly in excess of the base term of the related lease (including in such base term any period for which the lease may be renewed at the option of the lessee for a specified rental that is less than the fair rental value of the leased equipment); (iv) the Company has no right to cause the purchase of any such item of leased equipment by the lessee thereof; and (v) the Company realized or (but for the transaction provided by this Agreement) expected at the time of inception of the transaction to realize a cash profit with respect to each such leasing transaction apart from the value of tax deductions, allowances, credits and other tax attributes arising from such transaction.

          (f) The COMPANY SCHEDULE sets forth for each transaction described in the portfolio securitization transactions entered into by the Company or any Subsidiary and the related interest rate swap transactions, including without limitation any rights of the Company in respect of the servicing, collection or credit enhancement of the assets included in such securitized portfolios (the "Securitization Assets") the following information as of the Balance Sheet Date:
 ---------------------
the outstanding principal due to investors; the outstanding amount of the Company's recourse or repurchase obligation for defaulted transactions in the pool, a projection of the base servicing fees and credit enhancement, excess servicing, or incentive fees assuming scheduled lease runoffs; a projection of program fee expenses assuming scheduled lease runoffs; and a list of leases in each securities pool specifying for each lease the information described in subsection (a) of this Section 2.11.

     SECTION 2.12. ABSENCE OF CERTAIN CHANGES. Except as described on the COMPANY SCHEDULE, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Except as otherwise disclosed in the Company 1995 Form 10-K (without further amendment or additions after the date hereof), since the Balance Sheet Date the Company and the Subsidiaries have not

          (a) suffered any material adverse change in the financial condition, results of operations or business or prospects of the Company and the Subsidiaries (taken as a whole), except for material adverse changes due to general economic or industry-wide conditions;

          (b) been subject to any other events or conditions of any character that, individually or in the aggregate, have or are reasonably likely to be expected to have a Company Material Adverse Effect or on the ability of the Company to perform its obligations under this Agreement, except for material adverse changes due to general economic or industry-wide conditions;

          (c) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

          (d) sold, encumbered, assigned or transferred any assets or properties, except for Financing Transactions entered into in the ordinary course of business consistent with past practice;

          (e) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens (hereinafter defined) and with respect to Financing Transactions, security interests, liens and landlord's rights which are subordinated to the interests of the Company and do not significantly affect the value thereof;

          (f) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, except, in the case of Financing Transactions, for any such amendment, termination, cancellation, modification or waiver in the ordinary course of business;

          (g) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

          (h) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

          (i) changed any of the accounting principles followed by it or the methods of applying such principles; or

          (j) entered into any transaction other than in the ordinary course of business consistent with past practice.

     SECTION 2.13. INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES. The COMPANY SCHEDULE discloses as of the date hereof all indebtedness for money borrowed of the Company or any Subsidiary, accurately disclosing for each such indebtedness the payee, the original principal amount of the loan, the current unpaid balance of the loan, the interest rate, the maturity date, and any penalty or premium which any lender has the contractual right to impose with respect to any prepayment thereof. Neither the Company nor the Subsidiaries have any material indebtedness, liability or obligation of the type required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Company 1995 Balance Sheet or otherwise disclosed in the Company 1995 Form 10-K, except for such indebtedness, liabilities or obligations which have arisen since the Balance Sheet Date in the ordinary course of business.

     SECTION 2.14. ASSETS. The Company and the Subsidiaries have good and marketable title to all their real and personal properties and assets, including without limitation those assets and properties reflected in the Company 1995 Balance Sheet in the amounts and categories reflected therein (but excluding property subject to Financing Transactions), free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except for the following ("Permitted Liens"): (a) the lien of
                                              ---------------
current taxes not yet due and payable, (b) properties, interests, and assets disposed of by the Company or any Subsidiary since the Balance Sheet Date solely in the ordinary course of business consistent with past practice, (c) such secured indebtedness as is disclosed in the Company 1995 Balance Sheet covering the properties referred to therein, and (d) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto. To the best knowledge of the Company, all buildings, structures, facilities, equipment and other items of tangible personal property reflected on the Company 1995 Balance Sheet or acquired since the date thereof are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business of the Company and the Subsidiaries and conform to all applicable laws, statutes, ordinances, codes, rules and regulations and Authorizations relating to their construction, use and operation. The location of all real property owned by the Company or the Subsidiaries is disclosed on the COMPANY SCHEDULE.

     SECTION  2.15.  CONTRACTS.

          (a) The COMPANY SCHEDULE lists each written or oral contract, agreement, arrangement, lease, instrument, mortgage or commitment to which the Company or its Subsidiaries is a party or may be bound ("Contract") (i) which
                                                         --------
involves payments of more than $50,000 over the term thereof (other than Financing Transactions); (ii) which is with any present or former employee or for the employment of any person or consultant or which is a non-compete arrangement with any employee of the Company or its Subsidiaries; (iii) which is a severance agreement, program or policy of the Company or its Subsidiaries with or relating to its employees, (iv) under the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby or which contains change in control provisions related to the Company or its Subsidiaries; (v) which is an arrangement limiting or restraining the Company or any Subsidiary or any successor thereto from engaging or competing in any manner or in any business; (vi) under which the Company or any Subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to obligations of any other person; or
(vii) which is a material arrangement not made in the ordinary course of business.

          (b) There have been filed as exhibits to, or incorporated by reference in, the Company 1995 Form 10-K all Contracts that are material as described in, and required to be filed pursuant to, Item 601(b)(10) of Regulation S-K.

          (c) All Contracts are valid and binding and in full force and effect on the date of this Agreement except to the extent they have previously expired in accordance with their terms. Neither the Company nor the Subsidiaries have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which, or the default under which, might have a Company Material Adverse Effect. True and complete copies of all Contracts listed on the COMPANY SCHEDULE or listed in the Company 1995 Form 10-K, together with all amendments thereto, have been made available to Parent.

     SECTION 2.16. INSURANCE. The COMPANY SCHEDULE accurately sets forth as of the day preceding the date hereof all policies of insurance, other than title insurance policies, held by or on behalf of the Company and all outstanding claims thereunder in excess, individually or in the aggregate, of $100,000. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. In the reasonable judgment of the Company, such policies are in amounts which are adequate in relation to the business and properties of the Company, and all premiums to date have been paid in full.

     SECTION 2.17. AUTHORIZATIONS, COMPLIANCE WITH LAW. The Company and the Subsidiaries hold all licenses, franchises, certificates, consents, permits and authorizations ("Authorizations") from all governmental authorities and other
                 --------------
persons necessary for the lawful conduct of their respective businesses and their use and occupancy of their assets and properties, except where the failure to hold any of the foregoing would not have a Company Material Adverse Effect. The Company has not violated, and is not in violation of or default under, any such Authorizations or, any applicable laws, statutes, ordinances, codes, rules and regulations of any governmental authorities, except where such violations do not, and in so far as reasonably can be foreseen will not, have a Company Material Adverse Effect, and the Company has not received any notice from a governmental or regulatory authority within five years of the date hereof of any such violation.

     SECTION  2.18.  TAXES.

          (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company or the Subsidiaries (the "Tax Returns") with respect to any federal, state, local or
                   -----------
foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") have been filed with the appropriate
                                 -----
governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, except for local or municipal tax returns for which any such failure to file would not, in the aggregate, have a Company Material Adverse Effect, and all such Tax Returns properly reflect the liabilities of the Company and the Subsidiaries for Taxes for the periods, property or events covered thereby.

          (b) All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from the Company, have been properly accrued or paid except to the extent any such failure to accrue for or pay any such Taxes would not, in the aggregate, have a Company Material Adverse Effect. The accruals for Taxes contained in the 1995 Balance Sheet are adequate to cover the tax liabilities of the Company and the Subsidiaries as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate.

          (c) Neither the Company nor the Subsidiaries have received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against the Company or the Subsidiaries or any of their respective assets or properties which are likely to result in a Company Material Adverse Effect. The Company has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.

          (d) There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Company or the Subsidiaries. The Company has no knowledge of any basis for any additional assessment of any Taxes. The Company and the Subsidiaries have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon the Company or the Subsidiaries.

          SECTION 2.19. ABSENCE OF LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Company Material Adverse Effect.

     SECTION 2.20. EMPLOYEE BENEFIT PLANS: EMPLOYMENT AGREEMENTS.

          (a) The COMPANY SCHEDULE lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive,
          -----
deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee, director or consultant of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of
                                     ---------------
Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no
 --------------
remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. A copy of each such written Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) has been made available to Parent.

          (b) (i) Except as set forth on the COMPANY SCHEDULE, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or comparable state law relating to mandatory health insurance coverage following a termination of employment) and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of
              ---
its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

          (c) The COMPANY SCHEDULE sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option (to the extent determined as of the date hereof,) whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. The COMPANY SCHEDULE
          ---
also sets forth the total number of such ISOs and such nonqualified options.

     SECTION 2.21. LABOR MATTERS. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of the Subsidiaries or any of their respective employees, which controversies have or may reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company nor or any of the Subsidiaries as a bargaining representative for employees of the Company or any of the Subsidiaries. The Company does not know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. In addition, (a) there is no strike, picketing or work stoppage by, or any lockout of, employees of the Company or the Subsidiaries or any material dispute, slowdown or labor disturbance pending or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, and (b) there is no material proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect of which any director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or a Subsidiary pursuant to their respective charters or By-laws or under any indemnification agreements.

     SECTION 2.22. ENVIRONMENTAL MATTERS. To the Company's knowledge, without additional due diligence or investigation and notwithstanding the provisions of
Section 6.2(b):

          (a) The Company and each of the Subsidiaries is in material compliance with all applicable Environmental Laws and neither the Company nor any of the Subsidiaries has received any written or oral communication from any person or governmental authority that alleges that the Company or any of the Subsidiaries is not in material compliance with applicable Environmental Laws where such non-compliance could reasonably be expected to result in a Company Material Adverse Effect.

          (b) The Company and each of the Subsidiaries has obtained or has applied for all material Environmental Permits, where and if such Environmental Permits are specifically required of the Company or Subsidiaries, necessary for the construction of their facilities or the conduct of their operations, and all such material Environmental Permits are effective or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and the Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with, or prevent, future continued material compliance on the part of the Company or any of the Subsidiaries with the material Environmental Permits. There are no matters or conditions that would preclude reissuance or transfer of any material Environmental Permit, including amendment of such instrument, to Parent or one of its Subsidiaries where such action is necessary to maintain compliance with Environmental Laws in all material respects.

          (c) There are no future requirements imposed by any currently existing Environmental Law or Environmental Permit which could reasonably be expected to result in the accrual of a material cost not disclosed in writing to Parent.

          (d) There is no material Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened (i) against the Company or any of the Subsidiaries, or (ii) against any real or personal property or operations which the Company or any of the Subsidiaries owns, leases, operates or manages, in whole or in part.

          (e) There are no Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Subsidiaries, or against any person or entity whose liability for any material Environmental Claim the Company or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          (f) With respect to any predecessor of the Company or any of the Subsidiaries, there are no material Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Subsidiaries.

          (g) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any owner of premises leased or operated by the Company or any of its Subsidiaries has filed any notice with respect to such premises under federal, state, local or foreign law indicating past or present treatment, storage or disposal of Hazardous Materials, as regulated under 40 C.F.R. Parts 264-267 or any state, local or foreign equivalent or is engaging or has engaged in business operations involving the generation, transportation, treatment, recycle or disposal of any waste regulated under Environmental Laws pertaining to radioactive materials or the nuclear power industry, including without limitation, requirements of Volume 10 of the Code of Federal Regulations.

          (h) None of the properties owned, leased or operated by the Company, the Subsidiaries or, to the knowledge of the Company, any predecessor thereof are now or were in the past, listed on the National Priorities list of Superfund Sites, the CEREAL Information System, or any other comparable state or local environmental database.

          (i) The Merger will not require any governmental approvals under the Environmental Laws, including those that are triggered by sales or transfers of businesses or real property.

          (j)  As used in this Section 2.22:

               (i)    "Environmental Claim" means any and all administrative,
                       -------------------
regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any federal, state, local or foreign governmental authority having jurisdiction over the Company or the Subsidiaries) alleging potential liability (including without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of the Subsidiaries (including without limitation obligations to clean up contamination resulting from leaking underground storage tanks); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii)   "Environmental Laws" means all applicable foreign,
                       ------------------
federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii)  "Hazardous Materials" means (A) any petroleum or any by-
                       -------------------
products or fractions thereof, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, any form of natural gas, explosives, and polychlorinated biphenyls; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law in a jurisdiction in which the Company or any of the Subsidiaries operates.

               (iv)   "Release" means any release, spill, emission, leaking,
                       -------
injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, soil, surface water, groundwater or property.

     SECTION  2.23.  INTELLECTUAL PROPERTY.

          (a) Except as set forth on the COMPANY SCHEDULE, each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor, that are used in the business of the Company as currently conducted (the "Company Intellectual Property Rights"). The COMPANY SCHEDULE lists all
 ------------------------------------
patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor included in the Company Intellectual Property Rights.

          (b) No claims with respect to the Company Intellectual Property Rights are currently pending or, to the knowledge of the Company, are overtly threatened by any person, nor does the Company know of any valid grounds for any bona fide claims (i) that the use by the Company of the Company Intellectual Property Rights infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any Company Intellectual Property Rights; (iii) challenging the ownership or validity of any of the Company Intellectual Property Rights; or (iv) challenging the Company's license or legally enforceable right to use of the Company Intellectual Property Rights not owned by the Company.

     SECTION 2.24. ACCURACY OF MATERIALS. The Company has made available to Parent copies of all documents listed on the COMPANY SCHEDULE hereto or referred to herein. Such copies are, and all documents and materials delivered or made available in connection with Parent's investigation of the Company in connection with the transactions contemplated hereby are, true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

     SECTION 2.25. BROKERS AND FINDERS. Neither the Company nor any Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Company has employed the Company Investment Banker as its financial advisor.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PARENT

                   Parent and Merger Sub each represents and warrants to the Company as follows:

     SECTION 3.1. ORGANIZATION AND POWERS. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith.

     SECTION 3.2. AUTHORITY; BINDING EFFECT. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of each of Parent and Merger Sub by applicable law, its charter document or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement and (b) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes each of Parent's and Merger Sub's valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity and commercial reasonableness.

     SECTION 3.3. CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with Parent's or Merger Sub's charter or bylaws or (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any Contract (hereinafter defined) to which Parent or any subsidiary is a party or by which it is bound, except where such breach, default, lien, third party right, cancellation, modification or acceleration would not have a material adverse effect on the financial condition, operating results, business or prospects of Parent and its subsidiaries, taken as a whole, or (c) constitute a violation of any law, rule or regulation to which Parent or any subsidiary is subject.

     SECTION 3.4. CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act, (b) the filing and recording of the Certificate of Merger in accordance with the DGCL, and (c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a material adverse effect on it and its subsidiaries taken as a whole.

     SECTION 3.5. PROXY STATEMENT AND OTHER INFORMATION. None of the information related to Parent or Merger Sub which is supplied by Parent in writing expressly for inclusion in the Proxy Statement (hereinafter defined) will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is otherwise made by Parent or Merger Sub with respect to the Proxy Statement.

     SECTION 3.6. BROKERS. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

     SECTION 3.7. FINANCING. Parent has on hand or access to, and will make available to Merger Sub on or prior to the Effective Time, funds sufficient to pay the Merger Price for all issued and outstanding shares of Company Common Stock pursuant to the Merger and to pay all other amounts owing by the Company or Merger Sub in connection with the transactions contemplated by this Agreement.


                                  ARTICLE IV
                               OTHER AGREEMENTS

     SECTION 4.1. CONDUCT OF THE COMPANY'S BUSINESS. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, and except as otherwise expressly contemplated hereby, the business of the Company and the Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its Subsidiaries will use their commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company and the Subsidiaries have significant business relations. By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement, the Company agrees on behalf of itself and its Subsidiaries that, without the prior written consent of Parent, they will, between the date of this Agreement and the Effective Time:

          (a) not directly or indirectly do any of the following: (i) amend or propose to amend its Certificate of Incorporation or By-Laws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

          (b) not, directly or indirectly (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans described on the COMPANY SCHEDULE or otherwise, provided that the Company may issue shares of Company Common Stock pursuant to currently outstanding options and warrants referred to in Section 2.3 hereof and the Company may sell the outstanding shares of Melville Holding Co. Inc. common stock held by it as of the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any equity investments therein, except for the acquisition of warrants in Financing Transactions in the ordinary course of business consistent with past practice; (iii) issue, sell, pledge, dispose of or encumber any assets of the Company or the Subsidiaries, except for Financing Transactions and Securitization Transactions in the ordinary course of business consistent with past practice, or enter into any Securitization Transactions involving an amount of more than $75 million (other than the Securitization Transaction of which the Note Agreement referred to in clause (iv) below is a part) or which involves financing costs and fees not consistent with past practice or which involves an implicit interest rate not consistent with past practice and except for the transfer of three used MRI systems to Melville Holding Co. Inc.; (iv) incur any indebtedness for borrowed money or issue any debt securities, except under the Revolving Credit Agreement described on the COMPANY SCHEDULE, or any renewal, extension or replacement thereof on substantially the same terms (except for any application or termination fees imposed in connection with any such renewal, extension or replacement, in an amount not to exceed $100,000), in an aggregate amount not to exceed $75 million or pursuant to the Note Agreement, dated as of March 1, 1996, between the Company and the Purchasers named therein in an aggregate amount not to exceed $75 million and on terms which are consistent with past practice; (v) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets; (vi) enter into or modify any material contract, lease or agreement except in the ordinary course of business and consistent with past practice; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

          (c) not, directly or indirectly, sell or exercise any options, warrants or rights of any kind to acquire any equity securities (other than as permitted by paragraph (b) above) of another entity without the prior written consent of Parent which will not be unreasonably withheld;

          (d) not, directly or indirectly, (i) grant any increase in the salary or other compensation of its employees except in the ordinary course of business and consistent with past practice or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of the Company;
(ii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices; or (iii) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees;

          (e) not, directly or indirectly, change in any material respect its accounting policies, methods or procedures except as required by generally accepted accounting principles consistently applied or as contemplated by
Section 4.2 hereof;

          (f) not, directly or indirectly, take any action which would cause its representations and warranties contained herein to become inaccurate in any material respect;

          (g) advise Parent of each business decision made by the senior management of the Company with respect to matters involving more than $2,000,000 in the case of Financing Transactions, or $50,000 in the case of matters other than Financing Transactions before such decision is implemented or announced, and shall make available, from time to time at Parent's request, senior management of the Company to consult with senior management of Parent concerning the conduct of the business of the Company; and

          (h) promptly disclose to Parent any information contained in its representations and warranties or the COMPANY SCHEDULE which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Company or the COMPANY SCHEDULE hereto for the purposes of Article V hereof, unless Parent shall have consented thereto in writing.

     SECTION 4.2. PER SHARE VALUATION. Prior to the Closing, Parent and Company shall calculate the Per Share Amount in accordance with the procedures herein set forth. The "Per Share Amount" shall be equal to the sum of (1) six dollars,
                ----------------
plus (2) the quotient, rounded to the nearest penny, of (A) the sum of the amount, if any, by which the Closing Date Book Value exceeds $26,185,000, plus the amount, if any, by which the Closing Date Loss Reserves exceeds $1,500,000, divided by (B) the number of outstanding shares of Company Common Stock immediately prior to the Closing.

          (a) As soon as practicable after the close of business on the last day of the calendar month immediately preceding the month in which the Meeting is to be held (the "Valuation Date"), the Company shall prepare a balance sheet
                    --------------
of the Company and its subsidiaries as of the Valuation Date (the "Valuation
                                                                   ---------
Date Balance Sheet") which shall be prepared by the Company, reviewed by Parent
- ------------------
and Parent's independent public accountants and approved by Parent (such approval not to be unreasonably withheld), and the related statement of income for the period commencing on the Balance Sheet Date and ending on the Valuation Date (together, the "Valuation Financial Statements"). For purposes of this
                     ------------------------------
transaction, the Company may, in the preparation of the Valuation Date Balance Sheet, allocate all or any part of its pre-tax earnings, accrued from January 1, 1996 through the Closing Date, to its Valuation Date Loss Reserves to the extent that such allocations do not reduce the Company's Total Stockholders' Equity, as shown on the Company 1995 Balance Sheet, below $26,185,000. In addition, there shall be accrued as liabilities on the Valuation Financial Statements (i) an amount equal to the amount, if any, by which all legal, accounting, auditing, investment banking or financial advisory fees and proxy printing and mailing costs and other related expenses reasonably estimated to be incurred by the Company or the Subsidiaries in connection with the transactions contemplated hereby for all periods through the Effective Time, whether or not billed or payable as of the Valuation Date ("Transaction Costs") and any amounts paid or payable by the
                 -----------------
Company to the Underwriters (as defined in Section 5.3(f) hereof) of its initial public offering to terminate their rights under the Underwriting Agreement and any related agreements, exceeds $400,000, and (ii) all obligations under all employment arrangements or consulting arrangements to which the Company is a party with respect to periods commencing on, or after or as a result of the Closing, excluding however, the Company's obligations under the consulting agreement with Mr. Randolph and the change of control agreement with Mr. Robert
W. Maxwell described on the COMPANY SCHEDULE. In addition, there shall be excluded from the Valuation Financial Statements (i) any gains attributable to the Company's exercise on or after January 1, 1996 of any options, warrants or rights of any kind to acquire any equity securities of another entity, (ii) up to an aggregate of $400,000 with respect to both any Transaction Costs and any amounts paid or payable by the Company to the Underwriter of its initial public offering to terminate their rights under the Underwriting Agreement and any related agreements and (iii) up to $195,000 with respect to the Company's purchase of "tail" coverage on its directors and officers liability insurance. The Valuation Financial Statements may reflect the payment by Mr. Bronfin to the Company of up to $250,000 and, upon the express written consent of the Parent which shall not be unreasonably withheld, of additional sums to assist the Company in achieving a Per Share Amount of at least $6.35. Except as expressly contemplated hereby, the Valuation Financial Statements shall be prepared in accordance with GAAP applied on a basis consistent with the accounting principles and practices followed in preparing the Audited Financial Statements.

          (b)  The "Closing Date Book Value shall mean the Valuation Date Book
                    -----------------------
Value adjusted by an estimated amount agreed to by the Company and Parent as to the probable change in the Valuation Date Book Value between the Valuation Date and the Closing Date, and reduced by an amount equal to the Option Spread Amount. The "Valuation Date Book Value" shall mean the consolidated net book
              -------------------------
value of the Company and the Subsidiaries as of the Valuation Date as shown on the Valuation Date Balance Sheet. The "Option Spread Amount" shall mean the
                                        --------------------
amount by which the product of the Merger Price multiplied by the number of shares of Company Common Stock issuable upon the exercise of options or warrants, outstanding immediately prior to the Effective Time which would be exercisable at any time to purchase shares of Company Common Stock at an exercise price per share equal to or less than the Merger Price, exceeds the product of the weighted average exercise price (as of the Effective Time) of all such options or warrants multiplied by the number of shares of Company Common Stock issuable upon the exercise of such options or warrants. The "Closing Date
                                                                    ------------
Loss Reserves" shall mean the Valuation Date Loss Reserves adjusted by an
- -------------
estimated amount agreed to between the Company and the Parent as to the probable change in the Valuation Date Loss Reserves between the Valuation Date and the Closing Date. The "Valuation Date Loss Reserves" shall mean the amount of the
                    ----------------------------
general unallocated asset contra-accounts which are included in allowances for doubtful accounts (as opposed to reserves which are specifically allocated to particular doubtful accounts) on the Valuation Date Balance Sheet. For purposes of this transaction, the Company may allocate all or any part of its pre-tax earnings to its Valuation Date Loss Reserves consistent with paragraph (a) above in developing the estimation of Closing Date Loss Reserves.

          (c) Any dispute which may arise between the Company and Parent as to the preparation of the Valuation Financial Statements, including the determination of the Closing Date Book Value or the Closing Date Loss Reserves, or the calculation of the Per Share Amount shall be resolved in the following manner:

               (i) Parent shall notify the Company in writing within 10 business days after its receipt of the report of the Company pursuant hereto that Parent disputes such matters and such notice shall specify in reasonable detail the nature of the dispute;

               (ii) during the three business day period following the date of such notice, the Company and Parent shall attempt to resolve such dispute and to determine the appropriateness of the Per Share Amount; and

               (iii) if at the end of the three business day period specified in subsection (ii) above, Parent and the Company shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to Price Waterhouse LLP, independent certified public accountants (the "Arbitrator"), which shall act as an
                                   ----------
          arbitrator and shall issue its report as to the Valuation Financial Statements within 30 days after such dispute is referred to the Arbitrator. Unless otherwise ordered by the Arbitrator, each of the parties hereto shall bear all its costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by the Company and Parent. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom. Unless otherwise agreed by the Company and Parent, the rules of the American Arbitration Association shall apply to such arbitration.

     SECTION 4.3. ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, the Company will (a) give Parent and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilitates and to all of its books and records, (b) permit Parent to make such reasonable inspections as it may require, and (c) cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company, as Parent may from time to time reasonably request and as the Company may have on hand or be able to produce without hardship. All such access and information obtained by Parent and its authorized representatives shall be subject to the terms and conditions of the letter agreement between the Company and Parent dated February 6, 1996 (the "Confidentiality Agreement").
 -------------------------

     SECTION  4.4.  STOCKHOLDER VOTE; PROXY STATEMENT.

          (a) As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with Rules 14a-1 et seq. of the Exchange Act, the DGCL and its Certificate of Incorporation and By-laws to call, give notice of and convene a meeting on a date determined by the Company and acceptable to Parent of its stockholders (the "Meeting") to consider and vote
                                               -------
upon the approval and adoption of this Agreement and for such other purposes as may be necessary or desirable. The Company's Board of Directors shall, subject to its fiduciary duties, recommend without qualification of any nature that the Company's stockholders vote to approve and adopt this Agreement and any other matters to be submitted to the Company's stockholders in connection therewith as to which Parent has no reasonable objection. The Company's Board of Directors shall, subject to its fiduciary duties, use its reasonable best efforts to solicit and secure from its stockholders such approval and adoption, which efforts may include without limitation, soliciting stockholder proxies therefor and to advise Parent upon its request, from time to time, as to the status of the stockholder vote then tabulated.

          (b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC in accordance with Rules 14a-1 et seq. of the Exchange Act a preliminary draft of a proxy statement ("Proxy Statement").
                                                            ---------------
The Company, Parent and Merger Sub shall cooperate fully with each other in the preparation and filing of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be filed, and no amendment or supplement thereto shall be made by the Company, without Parent's prior approval which shall not be unreasonably delayed or withheld and no written communication with the SEC shall be had, without prior consultation with Parent and Merger Sub and their counsel. As promptly as practicable after the completion of any review by, or in the absence of such review, a termination of any applicable waiting period of, the SEC, the Company shall cause to be mailed a definitive Proxy Statement to its stockholders entitled to vote at the Meeting. The Company represents, warrants and covenants that the Proxy Statement will be prepared in accordance with the Exchange Act and that, except for information related to Parent or Merger Sub which is furnished in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement, the Proxy Statement will not, at the time the Proxy Statement is mailed or at the time of the Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.5. REASONABLE BEST EFFORTS. Subject to the fiduciary duties of the Company's Board of Directors, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including without limitation the satisfaction of all conditions to the Merger, and to consummate the Merger no later than August 30, 1996.

     SECTION 4.6. EXPENSES OF THE COMPANY. The Company agrees that it will use its best efforts to limit the expenses it incurs in connection with the consummation of the transactions contemplated by this Agreement, including without limitation, the fees and expenses of its counsel, its independent public accountants and the fees and expenses related to the preparation and distribution of the Proxy Statement, to $400,000.

     SECTION 4.7. PUBLIC ANNOUNCEMENTS. Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities and public announcements as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 4.8. NOTIFICATION. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach.

     SECTION 4.9. REGULATORY AND OTHER AUTHORIZATIONS. Each party hereto agrees to use its best efforts to obtain all Authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties that may be or become necessary for
(i) its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement and (ii) the ownership of the Surviving Corporation by Parent, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Without limitation, the Company and Parent shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 20 days after the date hereof and shall promptly respond to any request for additional information with respect thereto. Each such filing shall request early termination of the waiting period imposed by the HSR Act. If this Agreement is terminated, the Company shall reimburse Parent for one-half of the filing fees paid by Parent under the HSR Act.

     SECTION 4.10. FURTHER ASSURANCES. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby or, at and after the Effective Time, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

     SECTION 4.11. INDEMNIFICATION OF DIRECTORS AND OFFICERS. Parent shall not, and shall not permit the Company or any other entity, for a period of six years after the Effective Time, to take any action to impair any exculpatory or indemnification provisions now existing in the charter or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time (the "Indemnification
                                                      ---------------
Provisions"),  except for any changes which are required to conform with changes
- ----------
in applicable law and any changes which do not affect the application of such Indemnification Provisions to acts or omissions of such individuals prior to the Effective Time. From and after the Effective Time until the sixth anniversary of the Closing Date, Parent hereby unconditionally and irrevocably guarantees the indemnification obligations of the Company contemplated by this Section 4.11 and by the Company's Charter and bylaws; provided that the obligations of Parent pursuant to this provision shall not exceed an amount equal to the sum of the aggregate Merger Price paid hereunder plus the limit of coverage of the Company's directors and officers liability insurance policy on the date hereof. Notwithstanding the foregoing, Parent may cause the Company to merge with or into Parent or any of its affiliates; provided, however, that any such merger shall not alter or impair the Indemnification Provisions. Parent acknowledges that prior to the Closing, the Company may purchase "tail" coverage on its directors and officers liability insurance for a term not to exceed six years and up to $195,000 of the cost of such coverage shall not be deemed to reduce the Closing Date Book Value or otherwise affect the calculation of the Per Share Amount.

     SECTION 4.12. NO SOLICITATION. Without the prior written consent of Parent, from and after the date hereof, the Company will not, and will not authorize or permit any of the Subsidiaries or their officers, directors, employees, financial advisors and agents ("Representatives") to, directly or
                                           ---------------
indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto (other than a response to any such person referring them to the provisions of this Agreement) or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the Company may (a) at any time prior to the time the Company's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with the Company or the Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (i) the third party has first made an Acquisition Proposal, that is financially superior to the transactions contemplated by this Agreement and the Board has determined that the funds necessary for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors) and the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity otherwise prohibited under this sentence, the Company provides prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity otherwise prohibited under this sentence and receives from such person or entity an executed confidentiality agreement in reasonably customary form, (b) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (c) accept an Acquisition Proposal from a third party, provided that if the Company accepts any such Acquisition Proposal, then the Company must concurrently terminate this Agreement pursuant to Section 6.1(h) hereof. The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, or negotiation with any parties conducted heretofore by the Company or its Representatives with respect to the foregoing. The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep Parent informed of the status and details of any such inquiry, offer or proposal, and shall give Parent three days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer
                            --------------------
(other than by another party to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving the Company or FSI Funding Corp. I or FSI Funding Corp. II or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or FSI Funding Corp. I or FSI Funding Corp. II .

     SECTION 4.13. PURCHASE PRICE ADJUSTMENT OF CERTAIN WARRANTS. Prior to the Closing, the Company shall take such actions as may be necessary to reduce the Purchase Price (as defined in the Warrant Agreement) of the warrants issued under the Warrant Agreement, dated as of May 27, 1994, between the Company and State Street Bank and Trust Company so that on and after the Effective Time the Purchase Price shall be $6.30 and therefore the only right of the holder of such warrants from and after the Effective Time shall be to receive

$6.40 in cash upon exercise of each such warrant for $6.30. In connection therewith, the Company shall enter into such agreements, give such notices and make such filings as shall be necessary to accomplish such Purchase Price adjustment.

                                   ARTICLE V
                             CONDITIONS TO CLOSING

     SECTION 5.1. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND PARENT AND MERGER SUB. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby are subject to the requirements that:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL;

          (b) no federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

          (c) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 5.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby are subject to the further requirements that:

          (a) the representations and warranties of Parent and Merger Sub contained in this Agreement or in any other document delivered pursuant hereto (without regard to any materiality qualifier contained therein) shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except to the extent that any inaccuracies therein, alone or in the aggregate, would not have a material adverse effect on Parent, and at the Closing Parent shall have delivered to the Company a certificate to that effect;

          (b) each of the obligations of Parent and Merger Sub to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing Parent shall have delivered to the Company a certificate to that effect; and

          (c) the Company shall have received an opinion dated the Closing Date of Morgan, Lewis & Bockius, counsel for Parent and Merger Sub, in form and substance reasonably satisfactory to the Company and its counsel.

     SECTION 5.3. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the further requirements that:

          (a) the representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto (without regard to any materiality qualifier contained therein) shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except to the extent that any inaccuracies therein, alone or in the aggregate, would not have a Company Material Adverse Effect and at the Closing the Company shall have delivered to Parent a certificate to that effect;

          (b) each of the obligations of the Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing the Company shall have delivered to Parent a certificate to that effect;

          (c) there shall not be any securities, rights, warrants, options, or other instruments outstanding which, after consummation of the Merger, would be convertible into or exercisable for securities of the Surviving Corporation;

          (d) the Company shall have obtained the consent or approval of each person or entity whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect, all of which have been disclosed in writing to Parent;

          (e) the Company shall have made arrangements to terminate all plans and arrangements that relate to employees or non-employees which involve the issuance or future issuance (contingent or otherwise) of, or the value of the rights granted pursuant to which is measured by, equity securities, in each case without liability or cost to Parent or Merger Sub and without imposing any future obligations on Parent, Merger Sub or the Company or any Subsidiary;

          (f) the Company shall have made arrangements to terminate all agreements, arrangements or understandings between it or any of the Subsidiaries, on the one hand, and Sands Brothers & Co., Ltd. and RAS Securities Corp. (the "Underwriters"), on the other hand;
            ------------

          (g) there shall not have occurred a Company Material Adverse Effect or an event which could reasonably be expected to result in a Company Material Adverse Effect, other than the effects of changes that are generally applicable in (A) the equipment leasing and financing industry, (B) the United States economy, or (C) the United States securities markets if, in any of (A), (B) or
(C), the effect on the Company and its Subsidiaries is not disproportionate relative to the effect on Parent and its subsidiaries;

          (h) the number of Dissenting Shares shall be less than or equal to 10% of the number of issued and outstanding shares of Company Common Stock;

          (i) Parent shall have received an opinion dated the Closing Date of Hale and Dorr and Murtha, Cullina, Richter and Pinney, counsel for the Company, in form and substance reasonably satisfactory to Parent and its counsel;

          (j) the Per Share Amount shall have been finally determined and shall not be less than $6.35; and

          (k) the Company shall have demonstrated to Parent's reasonable satisfaction that delinquencies in lease payments due and owing to the Company and 31 days or more past due (on a contractual basis) do not exceed 4.25% of total lease contracts receivable as of the Closing Date. Any disputes relating to the satisfaction of nonsatisfaction of this condition shall be resolved in accordance with the procedures set forth in Section 4.2(c) hereof.


                                   ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a)  by mutual written consent of each of Parent and the Company;

          (b)  by either Parent or the Company if the Merger shall not have been consummated on or before (i) September 1, 1996 if the Securities and Exchange Commission does not review the Proxy Statement or if no matter is under dispute under Section 4.2 hereof, (ii) September 15, 1996 if the Securities and Exchange Commission reviews the Proxy Statement or (iii) 30 days after the referral of disputed matters to the Arbitrator pursuant to Section 4.2(c)(iii) hereof (the "Termination Date"); provided, however, that the right to terminate
             ----------------
this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either Parent or the Company if a court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) by either Parent or the Company if the other shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the other shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and which breach shall not have been cured, in the case of representation or warranty, prior to Closing, or in the case of a covenant or agreement within 30 days after notice thereof and, in the case of a breach, failure or misrepresentation by the Company, such breach, failure or misrepresentation, individually or in the aggregate, results or would reasonably be expected to result in a Company Material Adverse Effect;

          (e) by Parent after the occurrence of an event which could reasonably be expected to result in a Company Material Adverse Effect, other than the effects of changes that are generally applicable in (A) the equipment leasing and financing industry, (B) the United States economy, or (C) the United States securities markets if, in any of (A), (B) or (C), the effect on the Company and its Subsidiaries is not disproportionate relative to the effect on Parent and its subsidiaries;;

          (f) by Parent if the Board of Directors of the Company or any committee of the Board of Directors of the Company (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement, (ii) shall fail to reaffirm such approval or recommendation upon Parent's reasonable request, (iii) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by Parent or an affiliate thereof, or (iv) shall resolve to take any of the actions specified in this clause (f);

          (g) by either Parent or the Company if the required approvals of the stockholders of the Company shall fail to have been obtained at the Meeting, including any adjournments thereof; or

          (h) by the Company, prior to the approval of this Agreement by the stockholders of the Company, upon three days' prior notice to Parent, if, as a result of an Acquisition Proposal by a party other than Parent or any of its affiliates, the Board of Directors of the Company determines in good faith that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (i) the Board of Directors of the Company shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by Parent pursuant to clause (ii) below, after consultation with outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent for a maximum of three business days to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby.

     SECTION  6.2.  EFFECT OF TERMINATION.

          (a)  In the event of termination of this Agreement as provided in
Section 6.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Sections 7.8, 7.9 and 7.10 hereof or the Confidentiality Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

          (b)  In the event of termination of this Agreement by Parent under
Section 6.1(d) hereof due to a breach of any representation or warranty contained in Article II hereof, the Company shall pay to Parent within five days after such termination the amount of $750,000 if the Company knew or in the exercise of reasonable diligence should have known that such representation or warranty was not true in all material respects when made.

          (c)  In the event of termination of this Agreement by Parent under
Section 6.1(f) hereof, the Company shall reimburse the Parent, within three days after such termination for all out of pocket costs and expenses incurred by Parent or its affiliates (including without limitation all filing fees under the HSR Act) in connection with the transactions contemplated hereby, not to exceed $400,000. Parent shall provide the Company with an itemized listing of all such fees and expenses, and the Company shall be obligated to pay such amount within five (5) business days after the date of receipt of such listing.

          (d) If (i) this Agreement (A) is terminated by the Company pursuant to Section 6.1(g) or (h) hereof or by Parent pursuant to Section 6.1(f) or (g) hereof, or (B) is terminated as a result of the Company's breach of Section 4.12 hereof which is not cured within 30 days after notice thereof to the Company, and (ii) within 12 months from the date of termination the Company shall enter into a definitive agreement relating to an Acquisition Proposal, the Company or any successor thereto shall pay to Parent a cash termination fee of $1,500,000 within five business days after the execution of such definitive agreement.

          (e)  The Company agrees that the agreements contained in paragraphs
(b), (c) and (d) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay to Parent any fee due under such paragraphs, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid. The parties expressly agree that Parent or Merger Sub, as the case may be, shall be entitled, if at all, only to one payment, in the event of a termination of this Agreement, which payment shall be the largest of the payments to which Parent or Merger Sub would be entitled to pursuant to Section 6.2(b), (c) or (d) hereof.

     SECTION 6.3. AMENDMENT. This Agreement may be amended by Parent and the Company pursuant to a writing adopted by action taken by Parent and the Company at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which would alter or change the amount or kinds of consideration to be received by the holders of Company Common Stock upon consummation of the Merger or which would materially and adversely affect the holders of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed by the parties.

     SECTION 6.4. WAIVER. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                 ARTICLE VII
                                 MISCELLANEOUS

     SECTION 7.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall not survive beyond the Closing Date. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date.

     SECTION 7.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     SECTION 7.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier service to the respective parties as follows:

          if to Parent or Merger Sub:

          FINOVA Capital Corporation
          P.O.Box 2209
          1850 North Central Avenue
          Phoenix, AX   85002-2209
          Telecopy:  (602) 207-1019
          Telephone: (602) 207-6900
          Attention:  Robert E. Radway

          with copies to:

          The FINOVA Group, Inc.
          P.O. Box 2209
          1850 North Central Avenue
          Phoenix, AX   85002-2209
          Telecopy:  (602) 207-4099
          Telephone: (602) 207-6900
          Attention:  William J. Hallinan

          and

          Morgan, Lewis & Bockius LLP
          2000 One Logan Square
          Philadelphia, Pennsylvania  19103
          Telecopy:  (215) 963-5299
          Telephone  (215) 963-5694
          Attention:  N. Jeffrey Klauder

          if to the Company:

          Financing For Science International, Inc.
          10 Waterside Drive
          Farmington, Connecticut 06032-3065
          Telecopy:  (860) 676-1814
          Telephone: (860) 676-1818
          Attention: Richard Schwartz
          with copies to:

          Hale and Dorr
          60 State Street
          Boston, Massachusetts  02109
          Telecopy:  (617) 526-5000
          Telephone: (617) 526-6410
          Attention:  Steven D. Singer

          and

          Murtha, Cullina, Richter and Pinney
          City Place I
          185 Asylum Street
          Hartford, Connecticut 06103
          Telecopy:  (203) 240-6150
          Telephone: (203) 240-6053
          Attention:  Richard S. Smith, Jr.


or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

     SECTION 7.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     SECTION 7.5. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.6. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (including without limitation any employee of the Company or any Subsidiary) any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 4.11 (which is intended to be for the benefit of the persons provided for therein, and may be enforced by such persons.)

     SECTION 7.7. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 7.8. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     SECTION 7.9. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 7.10. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

     SECTION  7.11.  ARBITRATION.

          (a)  Resolution of Disputes. All controversies, disputes or claims
               ----------------------
("Disputes") arising among the parties arising out of or relating to this
  --------
Agreement or the subject matter hereof (except for those matters expressly governed by Section 4.2(c) hereof), and the arbitrability of any Dispute, shall be settled by arbitration as provided below. The arbitration and all preliminary proceedings related thereto shall be conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement on such rules within 30 days of written request for such agreement, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ("AAA"), as amended from time to time and as modified by this Agreement. The
  ---
dispute shall be presented to a single arbitrator (the "AAA Arbitrator"),
                                                        --------------
sitting in Wilmington, Delaware.

          (b)  Selection of AAA Arbitrator. The AAA Arbitrator shall be selected
               ---------------------------
jointly by the parties within fifteen (15) days after demand for arbitration is made by a party. If the parties are unable to agree on an AAA Arbitrator within that period, then any party may request that the AAA select the AAA Arbitrator in accordance with its then existing rules for doing so. The AAA Arbitrator shall possess substantive legal experience in the principal issues in dispute.

          (c)  Discovery. Any discovery permitted shall be limited to
               ---------
information directly relevant to the controversy or Dispute in arbitration. In the event of discovery disputes, the AAA Arbitrator is directed to issue such orders as are appropriate to limit discovery in accordance with the foregoing and as are reasonable in light of the issues in dispute, the amount in controversy, and other relevant considerations. To the extent the parties are unable to agree on the scope of discovery, the AAA Arbitrator shall require the party seeking discovery on an issue to present the legal and factual basis for the Dispute and shall permit the party opposing discovery to respond. The AAA Arbitrator shall permit discovery on an issue only if the AAA Arbitrator concludes that there is a reasonable and good faith basis in law and in fact for bringing such allegations and that the discovery appears likely to present substantive evidence regarding that Dispute. The AAA Arbitrator may permit limited discovery to permit investigation of some of the Disputes or to determine whether a Dispute has sufficient basis in law or in fact to warrant further discovery, but shall issue appropriate orders to restrict the scope of such discovery. The federal or state rules of procedure and evidence shall not apply to the arbitration proceedings, including without limitation the rules of discovery. The AAA Arbitrator shall consider claims of privilege, work product and other restrictions on discovery as appear to be warranted.

          (d)  Fees. The AAA Arbitrator shall award the prevailing party its
               ----
attorney's and experts' fees and disbursements incurred in resolving the dispute and shall award double costs and expenses or other sanctions to the extent the AAA Arbitrator finds any Dispute advanced in the proceedings to be frivolous or without a good faith basis in fact and in law when such Dispute was first presented for arbitration.

          (e)  Award/Consent to Jurisdiction. Except as may otherwise be agreed
               -----------------------------
in writing by the parties or as ordered by the AAA Arbitrator upon substantial justification shown, the hearing for the dispute shall be held within ninety
(90) days of submission of the dispute to arbitration. The AAA Arbitrator shall render a final award within thirty (30) days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the AAA Arbitrator. The AAA Arbitrator shall state the factual and legal basis for the award. The decision of the AAA Arbitrator shall be final and binding, except as provided in the Federal Arbitration Act, 9 U.S.C. (S)1. et seq., and except for
                                                        ------
errors of law based on the findings of fact. Final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment shall not be required to make the award effective. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. THE PARTIES EXPRESSLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as an instrument under seal on its behalf by its officers thereunto duly authorized on the day and year first above written.


                         FINANCING FOR SCIENCE INTERNATIONAL, INC.


                         By:    /s/  Barry R. Bronfin
                             -------------------------------------
                         Name:   Barry R. Bronfin
                         Title: Chairman and Chief Executive Officer


                         FINOVA CAPITAL CORPORATION


                         By:    /s/  Robert E. Radway
                             -------------------------------------
                         Name:   Robert E. Radway
                         Title: Senior Vice President


                         FINOVA BUSINESS CREDIT CORP.


                         By:    /s/  Robert E. Radway
                             -------------------------------------
                         Name:   Robert E. Radway
                         Title: Vice President

                             TABLE OF DEFINED TERMS



                                                                Page
Defined Term                                                     No.
AAA ........................................................... -28-
AAA Arbitrator................................................. -28-
Acquisition Proposal........................................... -22-
Agreement......................................................  -1-
Arbitrator..................................................... -19-
Audited Financial Statements...................................  -7-
Authorizations................................................. -11-
Balance Sheet Date.............................................  -7-
Certificate of Merger..........................................  -1-
Certificates...................................................  -3-
Closing........................................................  -1-
Closing Date...................................................  -1-
Closing Date Loss Reserves..................................... -19-
Closing Date Book Value........................................ -19-
Company........................................................  -1-
Company Common Stock...........................................  -1-
Company Intellectual Property Rights........................... -15-
Company Stockholder............................................  -2-
Company Investment Banker......................................  -4-
Company Material Adverse Effect................................  -5-
Company Schedule...............................................  -5-
Company 1995 Balance Sheet.....................................  -7-
Company 1995 Form 10-K.........................................  -7-
Company SEC Reports............................................  -7-
Company 1996 Interim Balance Sheet.............................  -7-
Confidentiality Agreement...................................... -20-
Contract....................................................... -10-
DGCL...........................................................  -1-
Disputes....................................................... -28-
Dissenting Shares..............................................  -2-
Effective Time.................................................  -2-
Employee Plans................................................. -12-
Environmental Laws............................................. -14-
Environmental Claim............................................ -14-
ERISA.......................................................... -12-
ERISA Affiliate................................................ -12-
Exchange Act...................................................  -7-
Financing Documents............................................  -8-
Financing Transactions.........................................  -8-
GAAP...........................................................  -7-
Hazardous Materials............................................ -15-
HSR Act........................................................  -7-
Indemnification Provisions..................................... -21-
Interim Financial Statements...................................  -7-
Interim Balance Sheet..........................................  -7-
IRS............................................................ -12-
ISO............................................................ -13-
Meeting........................................................ -20-
Merger.........................................................  -1-

Merger Sub.....................................................  -1-
Merger Price...................................................  -2-
Merger Sub Common Stock........................................  -2-
Option Spread Amount........................................... -19-
Parent.........................................................  -1-
Paying Agent...................................................  -2-
Payment Fund...................................................  -3-
Payor..........................................................  -3-
Per Share Amount............................................... -18-
Permitted Liens................................................ -10-
Principal Stockholder Shares...................................  -4-
Principal Stockholder Agreements...............................  -4-
Proxy Statement................................................ -20-
Release........................................................ -15-
Representatives................................................ -22-
SEC............................................................  -7-
Securities Act.................................................  -7-
Securitization Assets..........................................  -9-
Subsidiaries...................................................  -5-
Surviving Corporation..........................................  -1-
Surviving Corporation Common Stock.............................  -2-
Tax Returns.................................................... -11-
Taxes.......................................................... -11-
Termination Date............................................... -24-
Transaction Costs.............................................. -18-
Underwriters................................................... -24-
Valuation Date................................................. -18-
Valuation Date Balance Sheet................................... -18-
Valuation Financial Statements................................. -18-
Valuation Date Book Value...................................... -19-
Valuation Date Loss Reserves................................... -19-